MILL CITY GOLD CORP.

www.millcitygold.com
Email: info@millcitygold.com

208, 1333 – 8th Street SW
Calgary, Alberta T2R 1M6
Tel: (403) 640-0110
Fax: (403) 640-4024

VIA FAX: 416-361-0923

September 8, 2005

Grandview Gold Inc.
56 Temperance Street
4th Floor
Toronto, Ontario M5H 3V5
CANADA

Attention: Ray Pecoskie, President

Dear Ray,

Further to our telephone conversation of September 7, 2005 and further to our previous letter to you of June 21, 2005, Mill City hereby agrees to extend the period of time to expend the US$340,000 from September 30, 2005 to December 31, 2005.

Should you have any further questions please do not hesitate to call me.

Sincerely,

MILL CITY GOLD CORP.

James R. Brown

James R. Brown, President